Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 28, 2004

Contact:
Doug McFarlan, Midwest Generation:
312/583-6024, or 312/343-2561, or
Kevin Kelley,Edison International:626/302-1033

Midwest Generation Plans to Decommission Collins Station in Morris

(CHICAGO) — Citing the plant’s shortcomings in a competitive wholesale power marketplace, Chicago-based, independent power producer Midwest Generation announced today that it will begin the planning necessary to decommission its Collins Generating Station in Morris, Ill., and to cease operations there by December 31, 2004.

Last month the company finalized an agreement to terminate its long-term lease of the station and assumed ownership of the power plant.   On Thursday the boards of Midwest Generation, its parent company, Edison Mission Energy, and its affiliate, Midwest Energy Holding Company, voted to proceed with decommissioning.

Midwest Generation now plans to take the steps necessary to cease permanently operation of the five-unit, 2,698 megawatt plant — which can be fueled by natural gas or oil — once the company has fulfilled a contract to sell power from two of its units to Exelon Generation.  That contract is set to expire Dec. 31.

Midwest Generation President Georgia Nelson said the outlook for the company’s fleet of six coal-fired power plants in Illinois remains strong.  She also noted that over the past year the company has successfully repaid or restructured approximately $2.6 billion in debt and lease obligations, providing additional long-term stability for its coal-fired operations.

“Employee performance and commitment at Collins has been outstanding,” said Nelson, adding, “This is a tough decision that we do not relish, but it is dictated by conditions in the competitive marketplace.”

“We have been open with our employees and the community for the past few years that it did not appear Collins would be competitive after its contracts with Exelon expired,” Nelson said.  “We’ve completed a final assessment of the plant’s outlook, and we simply cannot find a path to keep it in operation.”

When Midwest Generation acquired Collins in 1999, all five of its generating units were under contract to Exelon. In 2003, Exelon exercised options to release three units from contract.  As a result, Midwest Gen suspended operation of two generating units and reduced the Collins workforce from about 140 to its current total of 94.

Statewide, Midwest Generation has about 1,200 employees.  In addition to Collins, the company operates major coal-fired power plants in Waukegan, Joliet, Romeoville, Pekin and the city of Chicago, as well as several small peaker facilities.

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